Exhibit 99.1
Pinnacle Airlines Corp. to Take Steps to Improve Liquidity and Profitability

Memphis, Tenn. (Dec. 8, 2011) – Pinnacle Airlines Corp. (NASDAQ: PNCL) announced today that it has commenced a comprehensive program to reduce short- and long-term costs and enhance liquidity.

Planned initiatives include seeking modifications to the company’s agreements with its mainline airline partners, equipment lessors, debt holders, real property lessors and vendors. The company will also seek to work with its pilots and other employees (both union and non-union) to reduce labor costs. As part of its efforts, the company will examine and further rationalize its business lines, organizational structure and executive and director level functions.

Pinnacle Airlines Corp. has engaged the services of Seabury Group LLC’s consulting division, Barclays Capital, and the law firm of Davis Polk & Wardwell LLP to assist with these efforts.

“Pinnacle Airlines Corp. is facing a convergence of events that, if left unaddressed, will make 2012 an extremely challenging year,” said Sean Menke, the company’s President and Chief Executive Officer. “We have a great deal of hard work ahead of us, but these efforts are necessary to ensure we can operate as a profitable business for our shareholders, mainline flying partners, employees and other stakeholders.”

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), a $1 billion airline holding company with 7,800 employees, is the parent company of Pinnacle Airlines, Inc.; Mesaba Aviation, Inc.; and Colgan Air, Inc. Flying as Delta Connection, United Express and US Airways Express, Pinnacle Airlines Corp. operating subsidiaries operate 199 regional jets and 80 turboprops on more than 1,540 daily flights to 188 cities and towns in the United States, Canada, Mexico and Belize. Corporate offices are located in Memphis, Tenn., and hub operations are located at 11 major U.S. airports.  Visit www.pncl.com for more information.

This press release contains various forward-looking statements based on management's beliefs, as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web site or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected.  The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

Media Contact:  Joe Williams (901-346-6162 / jfwilliams@pncl.com)